IDX Funds 485BPOS

Exhibit 99.(g)(1)

FIRST AMENDMENT TO THE CUSTODY AGREEMENT

THIS FIRST AMENDMENT effective as of October 19, 2021, to the Custody Agreement, dated as of January 5, 2021 (the "Agreement"), is entered into by and between M3SIXTY FUNDS TRUST, a Delaware statutory trust, (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America with its principal place of business at Minneapolis, Minnesota (the “Custodian”).

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RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add the IDX RISK-MANAGED BITCOIN FUND as a new series of the Trust, to the Agreement and to add the corresponding fee schedules applicable to the IDX RISK-MANAGED BITCOIN FUND as Exhibit B to the Agreement; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement and add the following series of Series Portfolios Trust:

Exhibit B is hereby added and attached hereto. [EXHIBIT B omitted]

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

M3SIXTY FUNDS TRUST		U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Randy Linscott	By:	/s/ Anita Zagrodnik
Name:	Randy Linscott	Name:	Anita Zagrodnik
Title:	President	Title:	Senior Vice President